UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2008

Nastech Pharmaceutical Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-13789	11-2658569

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)
3830 Monte Villa Parkway, Bothell, WA 98021

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (425) 908-3600

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
     On February 12, 2008, Nastech Pharmaceutical Company Inc. (the “Company”) announced that its Board of Directors had approved a plan to further reduce operating expenses and align the Company’s workforce with its strategic, business and clinical development requirements. Under this plan, the Company intends to terminate an aggregate of approximately 50 employees across all areas of its operations. Following this action, the Company will have approximately 105 full-time employees. The Company expects to implement the plan by the end of March 2008.
     Because management has not yet finalized the course of action for implementation of the plan, the Company cannot currently estimate (1) the costs that will be associated with each major type of cost associated with the plan, (2) the total amount to be incurred in connection with the plan, or (3) the charges associated with the plan that will result in future cash expenditures by the Company. At such time as management finalizes the plan, the Company will file an amendment to this Current Report on Form 8-K to disclose the estimated costs and charges associated with the plan.
     A copy of the press release announcing the plan is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

99.1	Press release of Nastech Pharmaceutical Company Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASTECH PHARMACEUTICAL COMPANY INC.
By:	/s/ Dr. Steven C. Quay
Name:	Steven C. Quay, M.D., Ph.D.
Title:	Chairman of the Board and Chief Executive Officer

Dated: February 12, 2008